EXHIBIT 3.2

AMENDMEND BYLAWS OF TREY RESOURCES, INC.

The Board of Trey Resources, Inc., wishes to the amend the Bylaws of the Company to allow the Company,  in the event that fractional equity interests are created, to issue one (1) full share of capital stock of the Company in lieu of a fractional share of capital stock in the event that fractional equity interests are created.

The provisions of the Bylaws of, a Trey Resources, Inc., a Delaware corporation (the “Corporation”), are hereby amended as follows:

I. The following amendment to the Bylaws of the Corporation was adopted on June 28, 2011.

II. The text of the Bylaws of the Corporation is hereby amended as follows:

A. Article I Section 3 shall be deleted in its entirety and the following inserted in lieu thereof:

3. FRACTIONAL SHARE INTERESTS. The corporation may, but shall not be required to, issue fractions of a share. If the corporation does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) issue such additional interest as is necessary to increase the fractional share to a full share, (3) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (4) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.